EXHIBIT 99.1

Alpha and Omega Semiconductor Announces Changes to Board of Directors

  Names Audit Committee Chair
  Reaffirms Revenue Guidance

SUNNYVALE, Calif., Jan. 30, 2014 (GLOBE NEWSWIRE) -- Alpha and Omega Semiconductor Limited (AOS) (Nasdaq:AOSL), a designer, developer and global supplier of a broad range of power semiconductors and power ICs, today announced the resignations of Howard M. Bailey and Thomas W. Steipp as directors of AOS and the appointment of Michael L. Pfeiffer as a member of Board of Directors and Chairman of the Audit Committee effective immediately.

Names Audit Committee Chair

"Mr. Pfeiffer's track record and deep knowledge in finance, accounting and business management, as well as extensive experience in working with technology companies, will bring valuable leadership and expertise to our Board of Directors," said Dr. Mike Chang, Chief Executive Officer and Chairman of the Board.

Mr. Pfeiffer has served as a board member and chairman of the audit committee of two semiconductor companies: Integrated Memory Logic, Ltd., and BCD Semiconductor Manufacturing Limited. Mr. Pfeiffer is a certified public accountant in California and Oregon with over 30 years in public accounting, the last 18 years of which were as an audit partner in the Silicon Valley Office of PricewaterhouseCoopers.

"With the appointment of Mr. Pfeiffer, and with the election by shareholders at the 2013 annual meeting of two new independent directors, Messrs. Robert Chen and Mike Salameh, we believe we have the right mix of talents and perspectives to guide the next steps of our turnaround," continued Dr. Chang. "We are confident that our growth strategies are both realistic and achievable, and we are pleased that our continued diversification efforts, a key initiative for this year, are progressing well as planned."

As Chairman of the Audit Committee, Mr. Pfeiffer will participate in the Company's quarterly financial reporting process for the fiscal quarter ended December 31, 2013.

"On behalf of the entire company, we want to express our appreciation to Howard and Tom for their years of service on the Board," said Dr. Chang.

Reaffirms Revenue Guidance

The company expects the revenue for the fiscal quarter ended December 31, 2013 to be within the range of guidance previously provided in the press release dated October 30, 2013 (i.e., $75 million to $79 million). As previously announced, the company intends to provide full details of its financial results for the quarter in a conference call at 2:00 p.m. PST / 5:00 p.m. EST, February 5, 2014. To listen to this conference call, which will be open to the public, please dial 877-312-8797 (or 253-237-1194 if dialing from outside the U.S.A.). A live webcast of the call will also be available in the "Events & Presentations" section of the company's investor relations website, http://investor.aosmd.com/. The webcast replay will be available for seven days after the live call on the same website.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, the statement relating to the appointment of the new director, the company's diversification effort, the company's ability to execute its business strategies successfully and the projected revenue for the fiscal quarter ended December 31, 2013. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production; the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to integrate and ramp up production at the Oregon fab facility; the state of the semiconductor industry and seasonality of our markets, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed on August 30, 2013. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

About Alpha and Omega Semiconductor

Alpha and Omega Semiconductor Limited, or AOS, is a designer, developer and global supplier of a broad range of power semiconductors, including a wide portfolio of Power MOSFET, IGBT and Power IC products. AOS has developed extensive intellectual property and technical knowledge that encompasses the latest advancements in the power semiconductor industry, which enables us to introduce innovative products to address the increasingly complex power requirements of advanced electronics. AOS differentiates itself by integrating its Discrete and IC semiconductor process technology, product design, and advanced packaging know-how to develop high performance power management solutions. AOS's portfolio of products targets high-volume applications, including portable computers, flat panel TVs, LED lighting, smart phones, battery packs, consumer and industrial motor controls and power supplies for TVs, computers, servers and telecommunications equipment. For more information, please visit http://www.aosmd.com/.

CONTACT: Alpha and Omega Semiconductor Limited
         Investor Relations
         So-Yeon Jeong
         408-789-3172
         investors@aosmd.com